                                                           EXHIBIT 21



                             SUBSIDIARIES OF REGISTRANT
                             --------------------------



The following are subsidiaries of the Registrant:

                                                           State or Province
                                                            of Incorporation
                                                         ----------------------

Arden-Mayfair, Inc.                                             Delaware
Gelson's Markets                                                California
AMG Holdings, Inc.
 (formerly Telautograph Corporation)                            Virginia


Arden-Mayfair, Inc. is a wholly-owned subsidiary of the Registrant. Gelson's Markets and AMG Holdings, Inc. are wholly-owned subsidiaries of Arden-Mayfair, Inc. All of the subsidiaries listed above are included in the consolidated financial statements of the Registrant.